EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST IV
MERRILL LYNCH PREFERRED FUNDING IV, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE THREE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	June 30, 2010		June 30, 2009
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST IV	FUNDING IV, L.P.	CAPITAL TRUST IV	FUNDING IV, L.P.

Earnings	$7,340	$8,551	$7,340	$8,554

Fixed charges	$—	$—	$—	$—

Preferred securities distribution requirements	7,120	7,340	7,120	7,340

Total combined fixed charges and preferred securities distribution requirements	$7,120	$7,340	$7,120	$7,340

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.17

	FOR THE SIX MONTHS ENDED		FOR THE SIX MONTHS ENDED
	June 30, 2010		June 30, 2009
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST IV	FUNDING IV, L.P.	CAPITAL TRUST IV	FUNDING IV, L.P.

Earnings	$14,680	$17,103	$14,680	$17,109

Fixed charges	$—	$—	$—	$—

Preferred securities distribution requirements	14,240	14,680	14,240	14,680

Total combined fixed charges and preferred securities distribution requirements	$14,240	$14,680	$14,240	$14,680

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.17	1.03	1.17